Filed Under Rule 424(b)(3), Registration Statement No. 333-104444, 333-104444-01 and 333-104444-02

Pricing Supplement Number 1 Dated 04/05/2004

(To: Prospectus Dated April 25, 2003 and Prospectus Supplement Dated: March 25, 2004)

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAA8	100.000%	1.000%	$543,510.00	FIXED	3.250%	SEMI- ANNUAL	04/15/2009	10/15/2004	$16.88	YES	Senior Unsecured Notes	A3	A–

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAB6	100.000%	1.200%	$346,788.00	FIXED	3.800%	MONTHLY	04/15/2011	05/15/2004	$3.91	YES	Senior Unsecured Notes	A3	A–

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAC4	100.000%	2.000%	$3,663,240.00	FIXED	5.350%	SEMI- ANNUAL	04/15/2019	10/15/2004	$27.79	YES	Senior Unsecured Notes	A3	A–

Redemption Information: Callable at 100.000% on 04/15/2007 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the Interest Payment Date occurring any time on or after 04/15/2007 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAD2	100.000%	2.500%	$9,977,175.00	FIXED	5.650%	SEMI- ANNUAL	04/15/2029	10/15/2004	$29.35	YES	Senior Unsecured Notes	A3	A–

Redemption Information: Callable at 100.000% on 04/15/2009 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the Interest Payment Date occurring any time on or after 04/15/2009 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Prudential Financial, Inc.

Trade Date: Monday, April 05, 2004 @12:00 PM ET

Settle Date: Thursday, April 08, 2004

Minimum Denomination/Increments:

$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0443 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Prudential Financial, Inc. $1,000,000,000.00 Prudential Financial Inc. InterNotes® Prospectus Dated 25-Apr-03 and Prospectus Supplement Dated: 25-Mar-04

All rights reserved